Exhibit 99.1

      New Mexico Software announces new Consulting Firm Relationship

             Company To Help Strengthen NMXS Capital Structure

Albuquerque, NM, September 8, 2003 -- New Mexico Software, Inc. (OTCBB:
NMXS) a leading provider of next generation digital asset management solutions, announced today that it has selected First Mirage to help strengthen the company's capital structure and its perception in the securities markets. In consideration of a one year consulting agreement First Mirage has been issued 1,000,000 common stock purchase warrants exercisable at $0.08 per warrant for five years.

New Mexico CEO Dick Govatski said, "First Mirage and the team headed by Alex Cherepakhov are well respected and well known on Wall Street. First Mirage has the depth of knowledge and experience we could not possibly afford to hire in house. We are very pleased to have them advising us in implementing a variety of planned capital events. Their experience with public offering strategies, mergers and acquisitions and assistance with coaching and mentoring management teams should help us achieve our goal of increasing shareholder value."

Alex Cherepakhov, First Mirage vice president, said, "We have been tracking New Mexico Software's growth in the market for a long time and we feel it is the right time to step in. There's an enormous amount of expertise we can provide to New Mexico Software. We are looking forward to assisting the Company in achieving its goals."

About First Mirage
First Mirage is a firm that invests primarily in microcap and smallcap companies and provides strategic advice to public companies. Its expertise
includes valuation analysis, timing of capital events   including the
effect on securities markets of proposed capital transactions, public offering strategies, merger and acquisition strategies and investment bank evaluation and selection. First Mirage provides its expertise and substantial contacts for other matters where a company's management needs assistance. For more information contact Alex Cherepakhov at (973) 726-6090.

About New Mexico Software
New Mexico Software is a leading provider of next generation digital asset management solutions. NMXS is the only public company providing full professional services for companies to better digitize, encode, store, manage, license, and distribute digital files with 100% owned and operated software. The company offers two software products including the Digital Filing Cabinet, and AssetWare (TM), which provides enterprise-level digital asset management.

For more information contact Dick Govatski, (505) 255-1999, ceo@nmxs.com

To be placed on an email alert for news about the company, contact Frank Hawkins or Julie Marshall, Hawk Associates (305) 852-2383 or via email at info@hawkassociates.com

For an online investor relations kit, go to http://www.hawkassociates.com

For more information on New Mexico Software go to http://www.nmxs.com

The foregoing press release contains forward-looking statements including statements regarding the company's expectation of its future business. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements.